Registration No. _________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       SOUTHWESTERN ELECTRIC POWER COMPANY
             (Exact name of registrant as specified in its charter)

Delaware                                                              72-0323455
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                             SWEPCO CAPITAL TRUST I
                             SWEPCO CAPITAL TRUST II
                            SWEPCO CAPITAL TRUST III
             (Exact name of registrant as specified in its charter)

Delaware                                                     [TO BE APPLIED FOR]
                                                             [TO BE APPLIED FOR]
                                                             [TO BE APPLIED FOR]
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)

1 Riverside Plaza
Columbus, Ohio                                                             43215
(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (614) 716-1000

                          GEOFFREY S. CHATAS, Treasurer
           JEFFREY D. CROSS, Senior Vice President and General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 716-1580
               (Names, addresses and telephone numbers, including
                        area code, of agents for service)

          It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett LLP                       Dewey Ballantine LLP
425 Lexington Avenue                                 1301 Avenue of the Americas
New York, NY 10017-3909                              New York, NY 10019-6092
Attention:  James M. Cotter                          Attention:  E. N. Ellis, IV

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.


     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                            CALCULATION OF REGISTRATION FEE
============================== =================== =================== ======================= ========================
                                                        Proposed              Proposed
     Title of Each Class                                Maximum               Maximum
        Of Securities             Amount to be       Offering Price          Aggregate                Amount of
      to be Registered           Registered(1)         Per Unit*          Offering Price*        Registration Fee(3)
------------------------------ ------------------- ------------------- ----------------------- ------------------------
        Senior Notes                                      100%
------------------------------ ------------------- ------------------- ----------------------- ------------------------
     Junior Subordinated
         Debentures                                       100%
------------------------------ ------------------- ------------------- ----------------------- ------------------------
 Trust Preferred Securities
  and Related Guarantees(2)                               100%
------------------------------ ------------------- ------------------- ----------------------- ------------------------
            Total                 $350,000,000                              $350,000,000               $28,315
============================== =================== =================== ======================= ========================

*Estimated solely for purposes of calculating the registration fee.

(1) There are being registered hereunder such presently indeterminate principal amount or number of Senior Notes, Junior Subordinated Debentures, and Trust Preferred Securities and related Guarantees with an aggregate initial offering price not to exceed $350,000,000. We may refer to Senior Notes and Junior Subordinated Debentures collectively herein as "Debt Securities". Debt Securities also may be issued to a trust in connection with the issuance and sale of Trust Preferred Securities and later distributed upon dissolution and distribution of the assets thereof, which would include such Debt Securities for which no separate consideration will be received. Pursuant to Rule 457(o) under the Securities Act of 1933, and General Instruction II.D. of Form S-3, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(2) Includes the obligations of Southwestern Electric Power Company under the respective trust agreements, the applicable indenture, the related series of Debt Securities and the respective Guarantees, which include its covenant to pay any indebtedness, expenses or liabilities of the trusts (other than obligations pursuant to the terms of the Trust Preferred Securities or other similar interests), all as described in this registration statement. No separate consideration will be received for the Guarantees and, pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable in respect thereof.

(3)  The aggregate filing fee for all the securities registered will be $28,315.

                            ------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          The within Prospectus contains the information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to $250,000,000 of Debt Securities of the registrant remaining unsold under Registration Statement No. 333-100632, declared effective April 7, 2003, for which a fee of $23,000 was paid.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 2003

                                   PROSPECTUS

                                  $600,000,000

                       SOUTHWESTERN ELECTRIC Power Company
                                1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 716-1000

                                  SENIOR NOTES
                         JUNIOR SUBORDINATED DEBENTURES


                             SWEPCO CAPITAL TRUST I
                             SWEPCO CAPITAL TRUST II
                            SWEPCO CAPITAL TRUST III

                           TRUST PREFERRED SECURITIES
                        Guaranteed as described herein by

                       SOUTHWESTERN ELECTRIC POWER COMPANY


                                  TERMS OF SALE

          This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.


          In this prospectus, unless the context indicates otherwise, the words "we", "ours" and "us" refer to Southwestern Electric Power Company and its consolidated subsidiaries. "Trusts" refer to SWEPCo Capital Trust I, SWEPCo Capital Trust II and SWEPCo Capital Trust III.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 FOR MORE INFORMATION.

THE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _________________, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we and the trusts filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov or at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities registered herein.

        o Annual Report on Form 10-K for the year ended December 31, 2002 (as updated by the Company's Current Report on Form 8-K dated May 14,
            2003);

        o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

        o   Current Reports on Form 8-K dated April 8, 2003 and May 14, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mr. R. Todd Rimmer
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
(614) 716-1000

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

        The Trusts will not be subject to the informational requirements of the Securities Exchange Act of 1934.

                             PROSPECTUS SUPPLEMENTS

        We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities; (b) the accompanying prospectus supplement provides more specific terms of your securities; and (c) if not in the accompanying prospectus supplement, the pricing supplement will provide the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement and any pricing supplement in making your investment decision.

                                   THE COMPANY

        We generate, sell, purchase, transmit and distribute electric power. We serve approximately 437,000 retail customers in northeastern Texas, northwestern Louisiana and western Arkansas. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000).

                                  RISK FACTORS

                         RISKS RELATED TO OUR REGULATED
                        BUSINESS AND EVOLVING REGULATION

    o Our rates are subject to regulation by three states and a federal agency whose regulatory paradigms and goals may not be consistent.

        We operate in, and are subject to the laws and regulations of, the states of Texas, Louisiana and Arkansas. We are currently a vertically integrated electric utility and most of our revenue results from the sale of electricity to retail customers subject to bundled rates that are approved by the applicable state utility commission and, to a certain extent, the Federal Energy Regulatory Commission (the "FERC"). Texas has enacted electric utility restructuring legislation ("Texas Restructuring Legislation") that requires the legal separation and deregulation of generation assets from transmission and distribution assets that will remain regulated. The implementation of such legislation has been delayed in the portion of Texas in which we operate until at least January 1, 2007. Arkansas has repealed its electric utility restructuring law at the request of the Arkansas Public Service Commission ("Arkansas Commission"). The restructuring law had not been implemented prior to its repeal. Louisiana has not enacted an electric utility restructuring law and has not announced any plans to do so, and the Louisiana Public Service Commission ("Louisiana Commission") has determined that retail competition is not in the public interest at this time.

        FERC has pursued several regulatory initiatives, such as the formation and operation of new regional transmission organizations, or "RTOs", which have been designed to generally facilitate competition in the energy sector. States such as Louisiana have questioned both the FERC's jurisdiction to pursue such initiatives and their benefit, if any, to the ratepayers in their state. Our state commissions generally have authority over the sale or other transfer of control, of transmission assets to an RTO.

        Exposure to inconsistent state and Federal regulatory standards may limit our ability to operate profitably. Further alteration of the regulatory landscape in which we operate may harm our financial condition and results of operations.

    o We are subject to the risk that our regulators will not permit recovery of material amounts of our fuel costs.

        Our retail rates currently in effect in Louisiana are adjusted based on our cost of fuel in accordance with a fuel cost adjustment. The fuel cost adjustment is applied to each billing month based on the second previous month's average fuel cost. Provision for any over- or under-recovery of fuel costs is allowed under an automatic fuel clause.

        In Arkansas, a fuel adjustment rider is developed annually based on the previous year's actual fuel cost. This factor is then applied to each billing month's sales, allowing us to recover fuel costs from customers. Any difference between actual fuel cost for the month and revenues collected from customers, including interest, will be used in the determination of the annual factor for the following year.

        The Louisiana Commission and the Arkansas Commission may audit our fuel costs to determine the reasonableness of the actual fuel costs. To the extent these commissions do not permit us to recover fuel costs under the procedures described above, our net income could be materially reduced.

        As a result of complaints filed by customers, the Louisiana Commission is performing an audit of our fuel rates. Five customers filed a suit in the Caddo Parish District Court in January 2003 and filed a complaint with the Louisiana Commission. The customers claim that we have overcharged them for fuel costs since 1975. Management believes that our fuel rates prior through 1999, the date to which fuel costs have been reconciled, were proper and have been approved by the Louisiana Commission. If the Louisiana Commission or the Court rules against us, it could have an adverse impact on results of operations and cash flows.

        Fuel recovery for Texas utilities is a multi-step procedure. When fuel costs change, utilities file twice each year with the PUCT for authority to adjust fuel factors. If a utility's prior fuel factors result in an over- or under-recovery of fuel, the utility will also request a surcharge factor to refund or collect that amount. While fuel factors are intended to recover all fuel-related costs, final settlement of these accounts are subject to reconciliation and approval by the PUCT. Fuel reconciliation proceedings determine whether fuel costs incurred and collected during the reconciliation period were reasonable and necessary. All fuel costs incurred since the prior reconciliation date are subject to PUCT review and approval. If material amounts are determined to be unreasonable and ordered to be refunded to customers, results of operations and cash flows would be diminished. In June 2003, we filed with the PUCT to reconcile fuel costs. This reconciliation covers the period of January 2000 through December 2002. At December 31, 2002, our filing detailed a $2.2 million over-recovery balance including interest. During the reconciliation period, we incurred $434.8 million of eligible fuel expense. If PUCT does not reconcile and permit recovery for these costs for any reason, our revenue and income would suffer in a corresponding amount. Fuel cost recovery as described above will end upon implementation of Texas Restructuring Legislation in our service area.

    o The implementation of electric utility restructuring legislation in Texas may limit our ability to pass on to our customers our costs of production in those jurisdictions.

        While customer choice of electricity supplier began in much of Texas on January 1, 2002, it has been delayed in our service area. Pursuant to restructuring, delivery of electricity continues to be the responsibility of the local electric transmission and distribution company at regulated prices. Once customer choice is implemented, the protection afforded by retail fuel clause recovery mechanisms will likely be eliminated. In view of the fact that higher fuel prices and generating unit outage can only be partially passed through, and then only with regulatory approval, we would bear the costs associated with those events. At present, however, we are protected against market price changes by an active fuel clause.

    o The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

        Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Our ability to sell power produced by our generating capacity to certain markets may be restricted if there is insufficient transmission capacity available. The rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

        We are currently a member of the Southwest Power Pool ("SPP"). The SPP had agreed to merge with the Midwest Independent Transmission System Operator ("MISO"), an independent operator of transmission assets in the Midwest. MISO and SPP recently announced that they were no longer pursuing their merger. We provided notice that we will withdraw from the SPP after October 31, 2002. This action was taken to provide us additional flexibility in deciding which RTO we will ultimately join.

        The Louisiana and Arkansas Commissions are concerned about the effect on retail ratepayers of utilities in Louisiana and Arkansas joining RTOs. The Commissions have ordered the utilities in those states, including us, to perform and submit to the Commissions the costs and benefits of RTO options available to the utilities. The Louisiana Commission has also determined that certain RTO structures that contemplate legally transferring transmission assets to it are presumptively not in the public interest. To the extent we are faced with conflicting state and Federal requirements as to our participation in RTOs, it could adversely affect our ability to operate and recover transmission costs from retail customers.

        Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.

    o AEP's merger with CSW may ultimately be found to violate the Public Utility Holding Company Act of 1935 ("PUHCA").

        AEP acquired CSW in a merger completed on June 15, 2000. As a result of the merger AEP acquired four additional domestic electric utility companies, including us. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of PUHCA and sent the case back to the SEC for further review. Specifically, the Court told the SEC to revisit its conclusion that the merger met PUHCA's requirement that the electric utilities be "physically interconnected" and confined to a "single area or region."

        We believe that the merger meets the requirements of PUHCA and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with PUHCA. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with PUHCA, or (ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with PUHCA. If the merger were ultimately found to violate PUHCA, it may require AEP to take remedial actions or divest assets, which may harm our results of operations or financial condition.

                       RISKS RELATED TO OUR POWER TRADING
                            AND WHOLESALE BUSINESSES

    o We plan to significantly reduce the scope and scale of our power trading and marketing operations.

        In October 2002 AEP announced its plans to reduce the exposure to energy trading markets of its subsidiaries that trade power (including us) and to downsize the trading and wholesale marketing operations conducted on behalf of such subsidiaries. It is expected that in the future our power trading and marketing operations will be limited to risk management around our generation assets and those of our regulated affiliates. Trading and marketing operations that were not limited to risk management around such assets have contributed to our wholesale revenues and earnings in the past. Management is unable to predict the effect this downsizing of our trading operations will have on our future results of operations and cash flows. The following risk factors appearing under this subheading should be read in light of the announcements discussed in this paragraph.

    o Our revenues and results of operations are subject to market risks that are beyond our control.

        We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity as part of our power marketing and trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through regulated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

        Volatility in market prices for fuel and power may result from:

 - weather conditions;
 - seasonality;
 - power usage;
 - illiquid markets;
 - transmission or transportation constraints or inefficiencies;
- availability of competitively priced alternative energy sources;
- demand for energy commodities;
- natural gas, crude oil and refined products, and coal production levels;
- natural disasters, wars, embargoes and other catastrophic events; and
- federal, state and foreign energy and environmental regulation and legislation.

    o Our power trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

        Our power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our power trading and risk management decisions may have on our business, operating results or financial position.

        We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

        Our power trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate.

    o Our financial performance may be adversely affected if we are unable to successfully operate our electric generating facilities.

        Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

        - operator error and breakdown or failure of equipment or processes;
        - operating limitations that may be imposed by environmental or other regulatory requirements;
        - labor disputes;
        - fuel supply interruptions; and
        - catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

        A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

    o Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

        We are exposed to the risk that counterparties that owe us money or power will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict if defaults by counterparties exceed our estimates.

    o We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

        We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

        The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

    o   We do not fully hedge against price changes in commodities.

        As part of our power marketing and trading operations, we routinely enter into contracts to purchase and sell electricity and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the-counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

        We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

    o We are unable to predict the course, results or impact, if any, of current or future energy market investigations.

        In February 2002, the FERC issued an order directing its staff to conduct a fact-finding investigation into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002, AEP furnished certain information to the FERC in response to their related data request.

        Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron Corp. and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

        The May 8, 2002 FERC data request required senior management to conduct an investigation into AEP's trading activities during 2000 and 2001 and to provide an affidavit as to whether AEP engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. AEP's senior management complied with the order and denied its involvement with those trading practices.

        On May 21, 2002, the FERC issued a further data request with respect to this matter to AEP and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash", "round trip" or "sale/buy back" trading in the Western System Coordinating Council ("WSCC"), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, "wash sales"). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to AEP and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing its records, AEP responded to the FERC that it did not participate in any "wash sale" transactions involving power or gas in the relevant market. AEP further informed the FERC that certain of its traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including AEP, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

        The Public Utility Commission of Texas, which has jurisdiction over several of our affiliates, also issued similar data requests to AEP and other power marketers. AEP responded to such data request by the July 2, 2002 response date. We understand that the SEC and US Commodity Futures Trading Commission ("CFTC") are also looking into "wash sale" trading practices. The CFTC issued a subpoena to AEP on June 17, 2002 requesting information with respect to these matters. AEP responded to CFTC.

        In August 2002, AEP received an informal data request from the SEC asking it to voluntarily provide documents related to "round-trip" or "wash" trades and AEP has provided the requested information to the SEC. In March 2003, AEP received a subpoena from the SEC. The subpoena seeks additional information and is part of the SEC's formal investigative process. AEP responded to the subpoena in April 2003. AEP has completed a review of its trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to either our financial statements or AEP's. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

        Management is unable to predict the course or outcome of these or any future energy market investigations or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

    o Diminished liquidity in the wholesale power markets could negatively impact our earnings.

        The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades and financial difficulties of certain other market participants have significantly reduced such participants' participation in the wholesale power markets. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which could result in a decrease in the volume and liquidity in the wholesale power markets. Reduced liquidity in these markets could also hamper our efforts to exit transactions not related to risk management of our assets that we entered into before reducing the scale of our power marketing and trading operations. We are unable to predict the impact on our power marketing and trading business, if such developments continue.

    o   Uncertainty exists regarding FERC proposed security standards.

        In July 2002, the FERC published for comment its proposed security standards as part of the Standard Electricity Market Design ("SMD"). These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities and require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and has significant penalties for non-compliance. These standards apply to marketers, transmission owners, and power producers, including us. Compliance with these standards would represent a significant effort that will impact us. Unless the cost of compliance can be recovered from customers, results of operations and cash flows would be adversely affected. After the FERC's proposal in 2002, the North American Electric Reliability Council ("NERC"), with FERC's support, developed a new set of standards to address industry compliance. These new standards closely parallel the initial, proposed FERC standards in both content and compliance time frames, and were approved by the NERC ballot body in June of 2003. AEP is developing financial requirements for security implementation and compliance with these NERC standards. Since these financial requirements are not yet determined, management cannot predict the impacts of such standards on future results of operations and cash flows.

    o Potential for disruption exists if the delay of a FERC market power mitigation order is lifted.

        A FERC order on AEP's triennial market based wholesale power rate authorization update required certain mitigation actions that certain AEP subsidiaries, including us, would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power systems status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of our operations and cash flows.

                 RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

    o   We are subject to risks associated with a changing economic environment.

        In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition could be harmed and future results of operations could be significantly diminished.

        The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

    o A downgrade in our credit rating or that of AEP could negatively affect our ability to access capital and/or to operate our power trading businesses.

        Standard & Poor's and Moody's rate our senior, unsecured debt at BBB and Baa1, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

        On February 10, 2003, Moody's downgraded AEP's short-term debt rating to P-3 (with stable outlook) from P-2. On March 7, 2003, S&P affirmed AEP's short-term rating of A-2 with stable outlook. As a result of Moody's downgrade, AEP's access to the commercial paper market may be limited and our short-term borrowing costs may increase because we conduct our short-term borrowing through AEP and on the same terms available to AEP.

        Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

    o   Our operating results may fluctuate on a seasonal and quarterly basis.

        Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

    o Changes in technology may significantly affect our business by making our power plants less competitive.

        A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

    o Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

        We are exposed to changes in the price and availability of coal and natural gas because a significant portion of our generating capacity is coal-fired with the remainder using natural gas as fuel. We have contracts of varying durations for the supply of fuel for most of our existing generation capacity, but as these contracts end, we may not be able to purchase fuel on terms as favorable as the current contracts. Our exposure to such changes in fuel costs is mitigated in part by our ability to recover fuel costs from regulated customers pursuant to state and Federal fuel recovery provisions, subject to applicable review by these regulatory bodies.

        Changes in the cost of fuel and changes in the relationship between such cost and the market price of power will affect our financial results. Since the price we obtain for power may not change at the same rate as the change in fuel costs, we may be unable to pass on the changes in costs to our customers in the future.

        Actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

    o   Demand for power could exceed our supply capacity.

        We are currently obligated to supply power to our regulated retail and wholesale customers. At peak times, the demand for power required to meet this obligation may exceed our available generation capacity. Until recently, we have had little need to purchase power in the market for our retail customers. If current consumption trends continue in the future, we may be required to buy more power on the market or build additional generation. Either the market or regulators (through rate recovery) may not permit us to pass all of these purchase or construction costs on to our customers. To the extent regulators do not permit timely recovery of the base rate portion of these costs, we have exposure to regulatory lag associated with the time between the incurrence of costs of purchased or constructed capacity and their recovery in customers' rates.

                    RISKS RELATED TO ENVIRONMENTAL REGULATION

    o Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

        Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

    o Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

        If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against certain of our affiliate utility companies highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

        TWELVE MONTHS
        PERIOD ENDED                         RATIO
        -------------                        -----

        December 31, 1998                    3.52
        December 31, 1999                    2.95
        December 31, 2000                    2.55
        December 31, 2001                    3.18
        December 31, 2002                    2.95
        June 30, 2003                        2.99

        For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K (as updated by the Current Report on Form 8-K dated May 14, 2003) and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

                                 USE OF PROCEEDS

        The net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries' ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

        The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering. The proceeds from the sale of Trust Preferred Securities by a trust will be invested in Debt Securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds of the sale of such Debt Securities to the applicable trust for the above purposes.

                                   THE TRUSTS

        SWEPCo Capital Trust I, SWEPCo Capital Trust II and SWEPCo Trust III (each a "trust") are statutory business trusts created under the Delaware Statutory Trust Act pursuant to amended and restated declarations of trust, among SWEPCo, The Bank of New York, as the Property Trustee, The Bank of New York (Delaware) as Delaware Trustee and two employees of SWEPCo as Administrative Trustees. In this prospectus, we refer to these declarations as the trust agreements.

        Each trust exists solely to:

    - issue and sell its Trust Preferred Securities (including Trust Capital Securities) and Trust Common Securities (the "Trust Securities");

    - use the proceeds from the sale of its Trust Securities to purchase and hold a series of our Debt Securities;

    -   maintain its status as a grantor trust for federal income tax purposes;
        and

    - engage in other activities that are necessary or incidental to these purposes.

        We will purchase all of the Trust Common Securities. The Trust Common Securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the trust. Payments will be made on the Trust Common Securities PRO RATA with the Trust Preferred Securities, except that the Trust Common Securities' right to payment will be subordinated to the rights of the Trust Preferred Securities if there is a default under the trust agreement resulting from an event of default under the applicable indenture.

        We will guarantee the Trust Preferred Securities as described later in this prospectus.

Each trust's business and affairs will be conducted by its Administrative Trustees, as set forth in the trust agreement. The office of the Delaware Trustee in the State of Delaware is 700 White Clay Center, Newark, DE 19711. The trust's offices are located at 1 Riverside Plaza, Columbus, Ohio 43215; the telephone number is (614) 716-1000.

                         ACCOUNTING TREATMENT OF TRUSTS

        For financial reporting purposes, the debt instruments issued to the trusts will be included in our consolidated financial statements under the long-term debt section. Appropriate disclosures concerning the Trusts, the Guarantees, the Senior Notes and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements.

                         DESCRIPTION OF THE SENIOR NOTES
GENERAL

        We will issue the Senior Notes under the Indenture dated February 25, 2000 (as previously supplemented and amended) between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures that we have filed or will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents. You may also review these documents at the Trustee's offices at 101 Barclay Street, New York, New York.

        The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors pursuant to any supplemental indentures. Each series of Senior Notes may differ as to their terms.

        The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of February 1, 1940 (as previously supplemented and amended) between us and The Bank of New York, as trustee. For current information on our debt outstanding see our most recent Form 10-K and Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

        The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the

Senior Notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

        The interest rate and interest and other payment dates of each series of Senior Notes issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

        The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

        In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

        The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note.

REDEMPTIONS

        If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, the Trustee selects the Senior Notes to be redeemed in a manner it determines to be fair.

REMARKETED SENIOR NOTES

        If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to redeem Senior Notes, the holders' right to tender Senior Notes, and any other provisions.

NOTE CERTIFICATES-REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

        If we issue note certificates, they will be registered in the name of the noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

INTEREST RATE

        The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

        If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

        For a discussion of our ability to defer interest payments on the Senior Notes, see DESCRIPTION OF TRUST PREFERRED SECURITIES--OPTION TO EXTEND INTEREST PAYMENT PERIOD.

        FIXED RATE NOTES

        A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

        FLOATING RATE NOTES

        Each floating rate Senior Note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

EVENTS OF DEFAULT

        "Event of Default" means any of the following:

    - failure to pay the principal of (or premium, if any, on) any Senior Note of a series for three days after payment is due;

    - failure to pay any interest on any Senior Note of any series for 30 days after payment is due;

    - failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;

    - failure to pay any sinking fund installment for three days after payment is due;

    -   certain events of bankruptcy or insolvency; or

    -   any other event of default specified in a series of Senior Notes.

        An Event of Default for a particular series of Senior Notes does not necessarily mean that an Event of Default has occurred for any other series of Senior Notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series within ten days after the date of such notice ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Senior Notes are issued to a trust, see DESCRIPTION OF TRUST PREFERRED SECURITIES--ENFORCEMENT OF CERTAIN RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES.

        The Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

        Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

MODIFICATION OF INDENTURE

        Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

CONSOLIDATION, MERGER OR SALE

        We may merge or consolidate with any entity or sell our assets substantially as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the Senior Notes.

LEGAL DEFEASANCE

        We will be discharged from our obligations on the Senior Notes of any series on the 91st day after the date of the deposit referred to in the first item below if, among other things:

    - we deposit with the Trustee sufficient cash or government securities to pay (i) the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series and (ii) any applicable mandatory sinking fund payments on the day such payments are due;

    - we deliver to the Trustee an opinion of counsel to the effect that such provision would not cause any outstanding Senior Notes then listed on a national security exchange to be delisted; and

    - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

        If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

        COVENANT DEFEASANCE

        We will be discharged from our obligations under certain restrictive covenants applicable to the Senior Notes of a particular series if, among other things, we perform all of the actions described above. See LEGAL DEFEASANCE. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

GOVERNING LAW

        The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

        We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.


                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

GENERAL

        We will issue the Junior Subordinated Debentures directly to the public or to a trust under the Subordinated Indenture to be entered into by us and the Subordinated Indenture Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents.

        The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to "Senior Indebtedness". You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under SUBORDINATION.

        The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated

Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

        A prospectus supplement or pricing supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:


    -   Maturity
    -   Fixed or floating interest rate
    -   Remarketing features
    -   Certificate or book-entry form
    -   Redemption
    -   Not convertible, amortized or subject to a sinking fund
    - Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually
    - Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-annually, or annually
    -   Issued in multiples of a minimum denomination
    -   Ability to defer interest payments
    -   Any other terms not inconsistent with the Subordinated Indenture
    -   Issued with Original Issue Discount

        The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

        The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

REDEMPTION

        Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, the Subordinated Indenture Trustee selects those to be redeemed in a manner it determines to be fair.

REMARKETED JUNIOR SUBORDINATED DEBENTURES

        If we issue Junior Subordinated Debentures with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Junior Subordinated Debentures including: interest rate, remarketing provisions, our right to purchase or redeem Junior Subordinated Debentures, the holders' right to tender Junior Subordinated Debentures, and any other provisions.

JUNIOR SUBORDINATED DEBENTURE CERTIFICATES-REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

        Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under BOOK-ENTRY SYSTEM. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check.

ORIGINAL ISSUE DISCOUNT

        We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

INTEREST RATE

        The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

        If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

        For a discussion of our ability to defer interest payments on the Junior Subordinated Debentures, see DESCRIPTION OF TRUST PREFERRED SECURITIES--OPTION TO EXTEND INTEREST PAYMENT PERIOD.

FIXED RATE JUNIOR SUBORDINATED DEBENTURES

        A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

FLOATING RATE JUNIOR SUBORDINATED DEBENTURES

        Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

EVENTS OF DEFAULT

        The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

    - failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;

    - failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;

    - failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;

    -   certain events of our bankruptcy or insolvency; or

    - any other event of default specified in a series of Junior Subordinated Debentures.

        An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Junior Subordinated Debentures are issued to a trust, see DESCRIPTION OF TRUST PREFERRED SECURITIES--ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES.

        The Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

        In the case of Junior Subordinated Debentures issued to a trust, a holder of Trust Preferred Securities may institute a legal proceeding directly against us without first instituting a legal proceeding against the Property Trustee of the trust by which those Trust Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Debentures of the related series on or after the due dates specified in those Junior Subordinated Debentures.

        Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

MODIFICATION OF SUBORDINATED INDENTURE

        Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

CONSOLIDATION, MERGER OR SALE

        We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

LEGAL DEFEASANCE

        We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

    - we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

    - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

        If this happens, the debentureholders of the series will not be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

COVENANT DEFEASANCE

        We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See LEGAL DEFEASANCE. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

        Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

SUBORDINATION

        Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

    - we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

    - a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

    - the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

        "Senior Indebtedness" means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

    - all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed, other than outstanding junior subordinated debentures issued pursuant to the Indenture dated as of May 1, 1997;

    - all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and

    - all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

        Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

        The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of June 30, 2003, our Senior Indebtedness (which includes our first mortgage bonds) totaled approximately $782 million.

GOVERNING LAW

        The Subordinated Indenture and Junior Subordinated Debentures of all series will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

        We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.


                    DESCRIPTION OF TRUST PREFERRED SECURITIES

        Each trust may issue Trust Preferred Securities and Trust Common Securities under the trust agreement, which we refer to in this prospectus as the Trust Securities. These Trust Securities will represent undivided beneficial interests in the assets of the trust. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement is filed with the SEC herewith and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Trust Preferred Securities.

GENERAL

        Each trust will exist for the exclusive purposes of:


    - issuing and selling its Trust Preferred Securities and Trust Common Securities;

    -   investing the gross proceeds of the Trust Securities in our Debt
        Securities;

    - maintaining its status as a grantor trust for federal income tax purposes;

    -   making distributions; and

    - engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

        Our Debt Securities will be the sole assets of each trust, and our payments under the Debt Securities will be the sole income of each trust. No separate financial statements of any trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no trust would have any independent operations and the only purposes of each trust are those described above. We do not expect that any trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o Southwestern Electric Power Company, 1 Riverside Plaza, Columbus, OH 43215.

        Each trust will exist until terminated as provided in its trust agreement. The trustees of each trust will be:

    - two of our employees or officers or two employees or officers of our affiliates as administrators (the "Administrative Trustees"); and

    - The Bank of New York, which will act as Property Trustee and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee") and The Bank of New York (Delaware) which will act, for the purpose of complying with the provisions of the Delaware Statutory Trust Act, as Delaware Trustee (the "Delaware Trustee").

        The trust agreement will authorize the Administrative Trustees to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each trust in a total liquidation amount of at least three percent of the total capital of the trust.

        Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each trust will be used to purchase our Debt Securities, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each trust, but only to the extent the respective trust has funds legally available for and cash sufficient to make those payments and has not made the payments. See DESCRIPTION OF GUARANTEES below.

        Each Guarantee, when taken together with our obligations under the related Debt Securities, the related indenture and the related trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the respective trust. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Statutory Trust Act.

PROVISIONS OF A PARTICULAR SERIES

        Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:


    -   the name of the Trust Preferred Securities;

    -   the liquidation amount and number of Trust Preferred Securities issued;

    - the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

    - whether distributions will be cumulative and, in the case of Trust Preferred Securities, having cumulative distribution rights, the date from which distributions will be cumulative;

    - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

    - the terms and conditions, if any, upon which the Debt Securities and the related Guarantee may be distributed to holders of the Trust Preferred Securities;

    - any securities exchange on which the Trust Preferred Securities will be listed;

    -   any remarketing features of the Trust Preferred Securities;

    - the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities; and

    - any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

        Terms of the Trust Preferred Securities issued by each trust will mirror the terms of the Debt Securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of Debt Securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that trust. The prospectus supplement will also set forth whether the Debt Securities to be issued to a trust will be Senior Notes or Junior Subordinated Debentures.

DISTRIBUTIONS

        The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable.

        Each trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase our Debt Securities. The income of a trust available for distribution to holders of the Trust Preferred Securities issued by that trust will be limited to payments under those Debt Securities. If we do not make payments on the Debt Securities, a trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us as described herein under DESCRIPTION OF GUARANTEES.

OPTION TO ACCELERATE MATURITY DATE

        If, at any time the Debt Securities are held by a trust, we are not able to deduct the interest payable on the Debt Securities as a result of a Tax Event, then we have the right to accelerate the stated maturity of the Debt Securities to the minimum extent required so that interest on the Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity may not be less than 15 years from the date of the original issuance. Moreover, we may not accelerate the stated maturity unless we have received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Trust Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

        If the applicable prospectus supplement so states, we will have the right to defer the payment of interest on the Debt Securities at any time or from time to time for a period, which we refer to in this prospectus as an "extension period," not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on the Debt Security on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the Debt Securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a trust will be deferred during any such extension period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of Debt Securities, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. We will provide further discussion of the accrual of original issue discount in the applicable prospectus supplement.

        Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Debt Securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the applicable trustee and the Property Trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such extension period and the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The applicable trustee will give notice of our election to begin a new extension period to the holders of the Trust Preferred Securities.

        Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the Guarantee has occurred and is continuing, we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities.

REGISTRATION, TRANSFER AND EXCHANGE

        Unless otherwise indicated in the applicable prospectus supplement, each series of Trust Preferred Securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under BOOK-ENTRY SYSTEM. However, if we issue certificates, they will be issued in the name of the security holder.

        Trust Preferred Securities of any series will be exchangeable for other Trust Preferred Securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, Trust Preferred Securities may be presented for exchange or registration of transfer--duly endorsed or accompanied by a duly executed instrument of transfer--at the office of the Property Trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

        The Property Trustee will not be required to issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any Trust Preferred Securities selected for redemption except, in the case of any Trust Preferred Security to be redeemed in part, the portion thereof not to be so redeemed.

PAYMENT AND PAYING AGENTS

        Distributions and other payments on Trust Preferred Securities issued in the form of global securities will be paid in the manner described under BOOK-ENTRY SYSTEM.

        The paying agent initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. If the Property Trustee is no longer the paying agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrative Trustees, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days' written notice to the Property Trustee and the Administrative Trustees at which time the paying agent will return all unclaimed funds and all other funds in its possession to the Property Trustee.

REDEMPTION

        Upon the repayment or redemption, in whole or in part, of the Debt Securities held by a trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that trust, upon not less than 30 nor more than 60 days' notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Debt Securities. If less than all the Debt Securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Debt Securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust.

        Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the Debt Securities held by a trust:

    - on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

    - prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

"Like Amount" means:

    - with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Debt Securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes; and

    - with respect to a distribution of Debt Securities to holders of Trust Securities in connection with a dissolution or liquidation of a trust, Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Debt Securities are distributed.

        "Tax Event" means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change--including any announced prospective change--in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

    - the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Debt Securities we have issued to that trust;

    - interest payable by us on the Debt Securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

    - the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

"Investment Company Event" means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change--including any announced prospective change--in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of Trust Preferred Securities.

        If and for so long as a trust is the holder of all the Debt Securities issued by us to that trust, we will pay, with respect to the Debt Securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding Trust Preferred Securities and Trust Common Securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

REDEMPTION PROCEDURES

        Trust Preferred Securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debt Securities held by that trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also SUBORDINATION OF TRUST COMMON SECURITIES.

        If a trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the Guarantee as described under DESCRIPTION OF GUARANTEES, distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a global Trust Preferred Security, in accordance with the depository's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Debt Securities, on and after the redemption date interest will cease to accrue on the Debt Securities or portions of them called for redemption.

REMARKETED TRUST PREFERRED SECURITIES

If we issue Trust Preferred Securities with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Trust Preferred Securities including: interest rate, remarketing provisions, our right to purchase or redeem Trust Preferred Securities, the holders' right to tender Trust Preferred Securities, and any other provisions.

SUBORDINATION OF TRUST COMMON SECURITIES

        If on any distribution date or redemption date a payment event of default with respect to the underlying Debt Securities has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

        In the case of any event of default under the trust agreement, as defined below, resulting from an event of default with respect to the underlying Debt Securities, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all events of default under the related trust agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

        In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Debt Securities held by that trust.

        The holders of all the outstanding Trust Common Securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the Debt Securities held by that trust to be distributed in liquidation of the trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the trust.

        Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

    - events of bankruptcy, dissolution or liquidation involving us or the holder of the Trust Common Securities, as specified in the trust agreement;

    - the giving by the holder of the Trust Common Securities issued by the trust of written direction to the Property Trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the Trust Common Securities;

    - the redemption of all the Trust Preferred Securities issued by the trust in connection with the repayment or redemption of all the Debt Securities as described under "Redemption"; and

    - the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

        If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities issued by the trust a Like Amount of the related Debt Securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Debt Securities, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See SUBORDINATION OF TRUST COMMON SECURITIES.

        After the liquidation date is fixed for any distribution of Debt Securities we have issued to a trust,


    - the Trust Preferred Securities issued by that trust will no longer be deemed to be outstanding,

    - the depository or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debt Securities to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depository or its nominee, and

    - any certificates representing the Trust Preferred Securities not held by the depository or its nominee will be deemed to represent the Debt Securities having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

        If we do not redeem the Debt Securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the Debt Securities are not distributed to holders of the Trust Preferred Securities issued by that trust, the Trust Preferred Securities will remain outstanding until the repayment of the Debt Securities and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

        There can be no assurance as to the market prices for Trust Preferred Securities or the related Debt Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Debt Securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

CERTAIN COVENANTS

        In connection with the issuance of Trust Preferred Securities by a trust, we will agree:

    - to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any trust to which Debt Securities have been issued while such Debt Securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the Trust Common Securities;

    - not to voluntarily dissolve, wind up or liquidate a trust to which Debt Securities have been issued, other than in connection with a distribution of Debt Securities to the holders of the Trust Preferred Securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreements; and

    - to use our reasonable efforts, consistent with the terms and provisions of the trust agreements, to cause each trust to which Debt Securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the preferred security Guarantee has occurred and is continuing, we will also agree that we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or
(3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities, other than, in each case, repurchases, redemptions or other acquisitions of shares of our:

    - capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

    - as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

    - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

    - payments under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities;

    - any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

    - any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

    - we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

    - we are in default with respect to our payment of any obligations under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities; or

    -   an extension period is continuing.

        We will also agree that, if and for so long as a trust is the holder of all Debt Securities issued by us in connection with the issuance of Trust Preferred Securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the Debt Securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

EVENTS OF DEFAULT

        Any one of the following events constitutes an event of default with respect to the Trust Preferred Securities issued by a trust under the related trust agreement:

    - default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

    - default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;

    - default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement;

    - the occurrence of an event of default under the applicable indenture relating to the Debt Securities held by a trust (see DESCRIPTION OF THE SENIOR NOTES--EVENTS OF DEFAULT and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES--EVENTS OF DEFAULT);

    - the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

    - the occurrence of certain events of bankruptcy or insolvency with respect to the trust.

        Within five business days after the occurrence of certain events of default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the event of default to the respective holders of Trust Securities and the respective Administrative Trustees, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related Debt Securities, the Property Trustee must notify the holders and the Administrative Trustees that we intend to defer these interest payments, unless we have revoked our determination to do so.

        The applicable trust agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities.

        The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a trust may waive any past default under the applicable trust agreement except:

    - a default in the payment of any distribution when it becomes due and payable or any redemption price;

    - a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

    - a default under the applicable indenture that the holders of a majority in liquidation amount of the

        Trust Preferred Securities would not be entitled to waive under the applicable trust agreement.

        If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related Debt Securities issued by us to a trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See SUBORDINATION OF TRUST COMMON SECURITIES, LIQUIDATION

DISTRIBUTION UPON DISSOLUTION, DESCRIPTION OF THE SENIOR NOTES--EVENTS OF DEFAULT and DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES--EVENTS OF DEFAULT.

        We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

        Except as provided below and under RESIGNATION, REMOVAL OF PROPERTY TRUSTEE AND DELAWARE TRUSTEE; APPOINTMENT OF SUCCESSORS and DESCRIPTION OF GUARANTEES--AMENDMENTS AND ASSIGNMENT and as otherwise required by law and the applicable trust agreement, the holders of the Trust Preferred Securities issued by a trust will have no voting rights.

        The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the trust:

    - to cure any ambiguity, correct or supplement any provisions in the trust agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreements, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities;

    - to facilitate the tendering, remarketing and settlement of the Trust Preferred Securities, as contemplated in the trust agreement;

    - to modify, eliminate or add to any provisions of the trust agreements to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a trust will not be required to register as an "investment company" under the Investment Company Act; or

    -   to reflect the appointment of a successor trustee.

        The trust agreement may be amended by the holders of a majority in aggregate liquidation amount of the Trust Common Securities and the Property Trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's not being taxable other than as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

        Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

        So long as any Debt Securities are held by a trust, the respective Property Trustee will not:

    - direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Debt Securities under the related indenture, or execute any trust or power conferred on the Property Trustee with respect to the related Debt Securities;

    -   waive any past default that is waivable under the applicable indenture;

    - exercise any right to rescind or annul a declaration that the Debt Securities shall be due and payable; or

    - consent to any amendment, modification or termination of the applicable indenture or the related Debt Securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the applicable indenture would require the consent of each holder of Debt Securities affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities.

        A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debt Securities. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

        Any required approval of holders of Trust Preferred Securities issued by a trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable trust agreement.

        No vote or consent of the holders of Trust Preferred Securities issued by a trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable trust agreement. See above under REDEMPTION.

        Notwithstanding that holders of Trust Preferred Securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

        If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related Debt Securities and the holders of those Debt Securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right.

        If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of Debt Securities on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a "Direct Action". We will have the right under the applicable indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action.

        We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding:

    - no modification of the applicable indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect,

    -   no termination of the applicable indenture may occur and

    - no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related Debt Securities have been paid in full and certain other conditions are satisfied.

        With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Debt Securities except under the circumstances described in this section.

RESIGNATION, REMOVAL OF PROPERTY TRUSTEE AND DELAWARE TRUSTEE; APPOINTMENT OF SUCCESSORS

        The Property Trustee or the Delaware Trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust's outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A TRUST

        A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its Trust Common Securities and without the consent of the holders of the outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

    - the successor entity either expressly assumes all the obligations of the trust with respect to its Trust Preferred Securities or substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    - a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Debt Securities;

    - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

    - the Trust Preferred Securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Trust Preferred Securities are then listed or quoted;

    - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect;

    - the successor entity has a purpose substantially identical to that of the trust;

    - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

    - we or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable Guarantee.

        Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

INFORMATION CONCERNING THE PROPERTY TRUSTEES

        Each Property Trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of Trust Preferred Securities issued by the respective trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers.

CONCERNING THE PROPERTY TRUSTEE

        We and our affiliates use or will use some of the services of the Property Trustee in the normal course of business.

MISCELLANEOUS

        The Administrative Trustees and the Property Trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Debt Securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, each Property Trustee and the holders of Trust Common Securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

        Holders of the Trust Preferred Securities have no preemptive or similar rights.

        A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

        The trust agreement and the Trust Preferred Securities will be governed by Delaware law.


                            DESCRIPTION OF GUARANTEES

        Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will appoint The Bank of New York as Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related trust. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of guarantee agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

        Unless otherwise provided in a prospectus supplement, we will fully and unconditionally agree, to the extent described herein, to pay the Guarantee payments, as defined below, to the holders of the Trust Preferred Securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the "Guarantee payments," will be subject to the respective Guarantee:

    - any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the trust has funds on hand available therefor;

    - the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the trust has funds on hand available therefor; and

    - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related Debt Securities are distributed to holders of the Trust Preferred Securities, the lesser of:

            (1) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available therefor; and

            (2) the amount of assets of the trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the trust.

        Our obligation to make a Guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the trust to pay these amounts to the holders.

        Each Guarantee will be an irrevocable guarantee of the obligations of the respective trust under its Trust Preferred Securities, but will apply only to the extent that the trust has funds sufficient to make these payments.

        If we do not make payments on the Debt Securities held by a trust, the trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the Guarantee. See STATUS OF THE GUARANTEES. The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

        We will enter into an agreement as to expenses and liabilities with each trust to provide funds to such trust as needed to pay obligations of the trust to parties other than the holders of the Trust Preferred Securities. We have, through the Guarantees, the trust agreements, the agreements as to expenses and liabilities, the applicable Debt Securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of its Trust Preferred Securities. See RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, DEBT SECURITIES AND GUARANTEES.

STATUS OF THE GUARANTEES

        Each Guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each Guarantee.

        Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the Guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee payments in full to the extent not paid or distributed by the respective trust.

AMENDMENTS AND ASSIGNMENT

        Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under DESCRIPTION OF TRUST PREFERRED SECURITIES--VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT. All Guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

        An event of default under a Guarantee will occur upon our failure to perform any of our payment obligations under the Guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

        The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related trust, the Guarantee Trustee or any other person or entity.

        We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

        We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes our obligations under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

        The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee agreement. After a default with respect to the Guarantee, the Guarantee Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

TERMINATION OF THE GUARANTEES

        Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective trust and upon distribution of the related Debt Securities to the holders of the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

        Each Guarantee will be governed by New York law.

CONCERNING THE TRUSTEE

        We and our affiliates use or will use some of the banking services of the Guarantee Trustee in the normal course of business.

        We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

                 RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
                         DEBT SECURITIES AND GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

        Payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably Guaranteed by us as and to the extent set forth under DESCRIPTION OF GUARANTEES. Taken together, our obligations under the related Debt Securities, the applicable indenture, an agreement as to expenses and liabilities, the related trust agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional Guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional Guarantee of each trust's obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Debt Securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Debt Securities having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

SUFFICIENCY OF PAYMENTS

        As long as payments are made when due on the Debt Securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that trust, primarily because:

    - the aggregate principal amount of the Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

    - the interest rate and interest and other payment dates on the Debt Securities will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

    - we will pay for any and all costs, expenses and liabilities of the trust except the trust's obligations to holders of the related Trust Securities; and

    - the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

        Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

        Under the circumstances set forth under DESCRIPTION OF TRUST PREFERRED SECURITIES--ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES, holders of Trust Preferred Securities may bring a Direct Action against us.

        A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related trust or any other person or entity. See DESCRIPTION OF GUARANTEES.

LIMITED PURPOSE OF TRUST

        The Trust Preferred Securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Debt Securities. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a trust, or from us under a Guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON DISSOLUTION

        Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related Debt Securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the Trust Preferred Securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See DESCRIPTION OF TRUST PREFERRED SECURITIES--LIQUIDATION DISTRIBUTION UPON DISSOLUTION. Since we are the guarantor under each of the Guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust's obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Debt Securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                                BOOK-ENTRY SYSTEM

        Unless otherwise stated in a prospectus supplement, book-entry securities of a series will be issued in the form of a global security that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue security certificates to each holder. One or more global securities will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange security certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

        A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

        We will wire principal and interest payments to DTC's nominee. We and the applicable trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global securities and voting by participants, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Securities represented by a global certificate will be exchangeable for definitive securities with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    - we determine not to require all of the securities of a series to be represented by a global security and notify the Trustee of our decision.

                              PLAN OF DISTRIBUTION

        We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

        Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

        The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

        The Agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

BY UNDERWRITERS

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

        We may also sell securities directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

        Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

        Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, and one of our lawyers will each issue an opinion about the legality of the securities for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

        Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the trust agreement and the creation of the trusts will be passed upon by Richards Layton & Finger, P.A., Wilmington, Delaware.

                                     EXPERTS

        The consolidated financial statements of the Company and subsidiaries incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated May 14, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes).

        The consolidated financial statement schedule of the Company and subsidiaries incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K (as updated by the Company's Current Report on Form 8-K dated May 14, 2003) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

        The aforementioned reports have been so incorporated and included in reliance upon such firm given upon their authority as experts in accounting and auditing.

                                     PART II

        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

        Estimation based upon the issuance of all of the Securities in four issuances:

Securities and Exchange Commission Filing Fees .....................  $   28,315
Printing Registration Statement, Prospectus, etc ...................  $   40,000
Independent Auditors' fees .........................................  $   75,000
Charges of Trustee (including counsel fees) ........................  $   44,000
Legal fees .........................................................  $  250,000
Rating Agency fees .................................................  $  302,500
Miscellaneous expenses .............................................  $   50,000
                                                                      ----------
     Total .........................................................  $  789,815
                                                                      ==========

*   Estimated, except for filing fees.


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Bylaws of the Company provide that the Company shall indemnify each person who is, was or has agreed to become a director or officer of the Company, or who has agreed to serve as a director, officer, employee or agent of the Company (or any other person or entity) at the request of the Board of Directors against all loss, liability and expenses to the fullest extent permitted by the General Corporation Law of Delaware. Notwithstanding the foregoing, no person shall be indemnified for amounts paid in settlement unless the terms and conditions of such settlement have been consented to by the Company, and no indemnification for employees or agents shall be made without the express authorization of the Board of Directors.

        Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors and in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        The above is a general summary of certain provisions of the Company's Bylaws and the Delaware General Corporation Law and is subject in all respects to the specific and detailed provisions of the Company's Bylaws and the Delaware General Corporation Law.

        Reference is made to the Underwriting Agreements filed as Exhibit 1(a)-1(c) hereto, which provide for indemnification of the registrant, certain of its directors and officers, and persons who control the registrant, under certain circumstances.

        The registrant maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

        Each trust agreement limits the liability of such trust and certain other persons and provides for the indemnification by the trust or us of the trustees, their officers, directors and employees and certain other persons.

ITEM 16.    EXHIBITS.

        Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        PROVIDED, HOWEVER, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of New York, the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

        (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 14th day of August, 2003.

                                           SOUTHWESTERN ELECTRIC POWER COMPANY

                                           E. Linn Draper, Jr.*
                                           Chairman of the Board and
                                           Chief Executive Officer

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                           TITLE                    DATE

(i)  PRINCIPAL EXECUTIVE OFFICER      Chairman of the Board
                                       and Chief Executive
     E. Linn Draper, Jr.*                     Officer            August 14, 2003

(ii) PRINCIPAL FINANCIAL OFFICER:

/s/Susan Tomasky
-----------------------------------
   Susan Tomasky                            Vice President       August 14, 2003

(iii) PRINCIPAL ACCOUNTING OFFICER:

/s/Joseph M. Buonaiuto
------------------------------------     Controller and Chief
   Joseph M. Buonaiuto                    Accounting Officer     August 14, 2003

(iv) A MAJORITY OF THE DIRECTORS:

       E. Linn Draper, Jr.*
       G. S. Chatas*
       J. D. Cross*
       H. W. Fayne*
       T. M. Hagan*
       A. A. Pena*
       Robert P. Powers*
       Thomas V. Shockley, III*
       Susan Tomasky                                             August 14, 2003


*By /s/SUSAN TOMASKY
   -------------------------------------
       (SUSAN TOMASKY, ATTORNEY-IN-FACT)

                             SWEPCO CAPITAL TRUST I
                             SWEPCO CAPITAL TRUST II
                            SWEPCO CAPITAL TRUST III


        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                   TITLE                           DATE

 /s/Jeffrey D. Cross
-------------------------        Administrative
    Jeffrey D. Cross                 Trustee                     August 14, 2003

 /s/Geoffrey S. Chatas
-------------------------        Administrative
    Geoffrey S. Chatas               Trustee                     August 14, 2003

                                  EXHIBIT INDEX

        The following exhibits are filed herewith.

EXHIBIT NO.     DESCRIPTION

*  1            Proposed form of Underwriting Agreement

**3(a) Restated Certificate of Incorporation, as amended through May 6, 1997, including Certificate of Amendment of Restated Certificate of Incorporation [Quarterly Report on Form 10-Q of SWEPCo for the quarter ended March 31, 1997, File No. 1-3146, Exhibit 3.4]

**3(b) By-Laws of SWEPCo (amended as of April 27, 2000) [Quarterly Report on Form 10-Q of SWEPCo for the quarter ended March 31, 2000, File No. 1-3146, Exhibit 3.3]

**4(a) Indenture (for unsecured debt securities), dated as of February 25, 2000, between SWEPCo and The Bank of New York, as Trustee [Registration Statement No. 333-87834, Exhibits 4(a) and 4(b); Registration Statement No. 333-100632, Exhibit 4(b)]

* 4(b) Copy of Company Order and Officers' Certificate, dated April 11, 2003, establishing certain terms of the 5.375% Senior Notes, Series C, Due 2015

*  4(c)         Proposed form of Supplemental Indenture for the Senior Notes

*  4(d)         Proposed form of Subordinated Indenture for the Junior
                Subordinated Debentures

*  4(e)         Proposed form of Supplemental Indenture for the Junior
                Subordinated Debentures

*  4(f)(i)      Trust Agreement for the Trust Preferred Securities for SWEPCo
                Capital Trust I

*  4(f)(ii)     Trust Agreement for the Trust Preferred Securities for SWEPCo
                Capital Trust II

*  4(f)(iii)    Trust Agreement for the Trust Preferred Securities for SWEPCo
                Capital Trust III

*  4(g)(i)      Trust Certificate for the Trust Preferred Securities for SWEPCo
                Capital Trust I

*  4(g)(ii)     Trust Certificate for the Trust Preferred Securities for SWEPCo
                Capital Trust II

*  4(g)(iii)    Trust Certificate for the Trust Preferred Securities for SWEPCo
                Capital Trust III

*  4(h)(i)      Proposed form of Amended and Restated Trust Agreement for the
                Trust Preferred Securities for SWEPCo Capital Trust I

*  4(h)(ii)     Proposed form of Amended and Restated Trust Agreement for the
                Trust Preferred Securities for SWEPCo Capital Trust II

*  4(h)(iii)    Proposed form of Amended and Restated Trust Agreement for the
                Trust Preferred Securities for SWEPCo Capital Trust III

*  4(i)(i)      Proposed form of Guarantee Agreement for SWEPCo Capital Trust I

*  4(i)(ii)     Proposed form of Guarantee Agreement for SWEPCo Capital Trust II

*  4(i)(iii)    Proposed form of Guarantee Agreement for SWEPCo Capital Trust
                III

*  5(a)         Opinion of Simpson Thacher & Bartlett LLP

*  5(b)         Opinion of Richards Layton & Finger, P.A.

**12 Computation of Consolidated Ratio of Earnings to Fixed Charges [Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2003, File No. 1-3457, Exhibit 12].

*23(a)          Consent of Deloitte & Touche LLP

*23(b) Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5(a) filed herewith)

*23(c) Consent of Richards Layton & Finger, P.A. (included in Exhibit 5(b) filed herewith)

*24 Powers of Attorney and resolutions of the Board of Directors of the Company

*25(a) Form T-1 re eligibility of The Bank of New York to act as Trustee under the Indenture for the Senior Notes

*25(b) Form T-1 re eligibility of The Bank of New York to act as Subordinated Indenture Trustee under the Subordinated Indenture for the Junior Subordinated Debentures

*25(c)(i)       Form T-1 re eligibility of The Bank of New York to act as
                Guarantee Trustee for the Guarantees for the benefit of the holders of the Trust Preferred Securities relating to SWEPCo
                Capital Trust I

*25(c)(ii)      Form T-1 re eligibility of The Bank of New York to act as
                Guarantee Trustee for the Guarantees for the benefit of the holders of the Trust Preferred Securities relating to SWEPCo
                Capital Trust II

*25(c)(iii)     Form T-1 re eligibility of The Bank of New York to act as
                Guarantee Trustee for the Guarantees for the benefit of the holders of the Trust Preferred Securities relating to SWEPCo
                Capital Trust III

*25(d)(i)       Form T-1 re eligibility of The Bank of New York to act as
                Property Trustee for the Trust Preferred Securities relating to
                SWEPCo Capital Trust I

*25(d)(ii)      Form T-1 re eligibility of The Bank of New York to act as
                Property Trustee for the Trust Preferred Securities relating to
                SWEPCo Capital Trust II

*25(d)(iii)     Form T-1 re eligibility of The Bank of New York to act as
                Property Trustee for the Trust Preferred Securities relating to
                SWEPCo Capital Trust III

Note: Reports of the Company on Forms 8-K, 10-Q and 10-K are on file with the SEC under File No. 1-3146.

*   Filed herewith
**  Incorporated by reference herein as indicated
x   To be filed by amendment or pursuant to a report to be filed pursuant to
    Section 13 or 15(d) of the Securities Exchange Act of 1934 if applicable.